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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the incorporation by reference in this Registration Statement (Form S-8) and related Prospectus of Xircom, Inc. pertaining to the 1995 Stock Option Plan of Xircom, Inc. of our report dated October 18, 1999, with respect to the consolidated financial statements and schedule of Xircom, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1999 and of our report dated November 5, 1999, with respect to the supplemental consolidated financial statements and schedule of Xircom, Inc. included in its Current Report on Form 8-K dated November 10, 1999, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

Woodland Hills, California
October 18, 2000